Fund name: Putnam Tax-Free High Yield

Period end: 07/31/07

Annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2007 Putnam Management has
assumed $1,141 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters (including those described in Note 5).


72DD1 	Class A  60,245
		Class B  5,674
		Class C  817

72DD2	Class M  510

73A1		Class A  0.617474
		Class B  0.536097
		Class C  0.515888

73A2		Class M  0.580864


74U1		Class A  94,460
		Class B  8,046
		Class C  1,495

74U2		Class M  840


74V1		Class A  12.88
		Class B  12.90
		Class C  12.88

74V2		Class M  12.88


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.